MANUFACTURING AGREEMENT

        This Agreement, effective as of the 19th day of October, 2001, ("Effective Date") is between CP Kelco U.S. Inc., 8355 Aero Drive, San Diego, CA 92123 ("CP Kelco"), and OmegaTech, Inc., 4909 Nautilus Court North, Suite 208, Boulder, Colorado 80301, USA ("OmegaTech").

        WHEREAS certain products (specifically, those listed on Exhibit 1 attached hereto; hereinafter the “Products”) shall be manufactured by CP Kelco for OmegaTech, pursuant to this agreement (the “Agreement”); and

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties agree to the following terms and conditions.

1. GENERAL TERMS OF AGREEMENT

        1.1 This Agreement shall be effective October 19, 2001 and will continue in full force and effect for thirty-nine (39) months, renewable upon review and mutual consent at the end of thirty-nine (39) months unless terminated pursuant to paragraph 9.1.

        1.2 OmegaTech shall purchase and CP Kelco shall deliver a minimum of * kg of Products, from CP Kelco’s existing inventory, during the period October 1, 2001 to December 31, 2001. Should OmegaTech purchase less than the minimum quantity during the period, OmegaTech shall reimburse CP Kelco any shortfall between $345,600 and the actual sales revenues for the period.

        1.3 OmegaTech shall purchase and CP Kelco shall deliver a minimum of * kg of Products during each of the periods i) January 1, 2002 to December 31, 2002, ii) January 1, 2003 to December 31, 2003 and iii) January 1, 2004 to December 31, 2004. Should OmegaTech purchase less than the minimum quantity during any given period, OmegaTech shall reimburse CP Kelco any shortfall between $2,400,000 and the actual sales revenues for that period.

        1.4 For purposes of calculating OmegaTech’s annual purchases, the purchase of one (1) kg of DHA Crude Oil will be counted as three (3) kg of Product.

        1.5 In July of each year, OmegaTech will provide CP Kelco with a non-binding forecast of monthly purchases for the following calendar year, January through December. OmegaTech will issue binding purchase orders to CP Kelco for product to be delivered within 3 months of receipt of that purchase order. All Product, with the exception of the * kg of Product described in Section 1.2, will be produced on a "make to order" basis and will be delivered to OmegaTech within three months of the Product's date of manufacture. All purchase orders will be written to purchase a "full batch" quantity of the specified product.

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

        1.6 The pricing to be paid by OmegaTech for Product purchased from CP Kelco under this agreement is described in Exhibit 1. The payment terms for all purchases shall be net 60 days, FOB Plant, San Diego California.

        1.7 OmegaTech agrees to make a payment of $300,000 to CP Kelco by December 15, 2001. This payment is intended to be used by CP Kelco for the purchase of DHA process equipment located at the CP Kelco plant in San Diego, but currently owned by Pharmacia Corporation. OmegaTech will be reimbursed for this $300,000 payment through a $0.40 rebate on each kg purchase of DHA Gold, Gold Value Fat, HUFA 3050, DHA INT, HUFA 2000 INT and HUFA 2050 etc. or $1.20 rebate for each kg purchase of DHA Crude Oil, on the first * kg of Product purchased under this agreement. In the event that this agreement is terminated prior to OmegaTech having purchased * kg of Product due to a material breach on the part of CP Kelco, force majeure or Act of God, CP Kelco agrees to reimburse OmegaTech within 60 days of termination that portion of the $300,000 payment provided for in Section 1.7 that has not been rebated back to OmegaTech at the time of termination. In all other cases the $300,000 payment provided for in Section 1.7 is non-refundable.

2. DOCUMENTATION AND INFORMATION

        2.1 CP Kelco shall provide to OmegaTech all documentation and information reasonably requested by OmegaTech (a) in order to assist OmegaTech in determining whether any delivery complies fully with the specifications for such OmegaTech Products attached hereto as Exhibit 2 (the “Specifications”), and the requirements of this Agreement; (b) in order to assist OmegaTech in obtaining any and all regulatory approvals necessary to market Products and products which contain the Products; or (c) to enable OmegaTech to comply with any statutory or regulatory requirements, or with a request by any governmental or regulatory authority.

        2.2 CP Kelco agrees to provide OmegaTech with Certificates of Analysis and samples for each lot of Product to be purchased at least seven (7) days prior to the scheduled delivery of an order to OmegaTech. CP Kelco warrants the accuracy of each such Certificate of Analysis to a reasonable degree of scientific certainty.

3. ENVIRONMENTAL SAFETY

        3.1 CP Kelco shall only Dispose or arrange for the Disposal of Waste in the manner consistent with and in compliance with all applicable laws and regulations. CP Kelco shall only transport Waste to an Approved Disposal Facility by means of a transporter lawfully permitted to transport the particular types of Waste at issue. CP Kelco shall be solely responsible for the proper Disposal of Waste. For purposes of this Section.

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

                3.1.1 "Dispose" or "Disposal" shall mean any discharge, deposit, injection, dumping, spilling, leaking, or placing of any Waste into or on any land or water and the arrangement of any of the foregoing, and shall include any storage, pretreatment, treatment (including incineration), any other actual disposal, or other transfer or application of Waste of any kind or nature whatsoever;

                3.1.2 "Waste" shall mean all materials that are produced or generated in connection with the manufacture of any chemical compounds pursuant to this Agreement, including but not limited to materials that are Hazardous Waste, co-product, by-product, chemical compounds that fail to conform to the requirements of this Agreement, wastewaters, residues, wastes, bottoms and other remainders and materials, packaging of, or components of the chemicals compounds;

                3.1.3 "Hazardous Waste" shall mean any Waste material or substance defined as or containing materials defined as a "hazardous substance" pursuant to any applicable laws or regulations; and

                3.1.4 "Approved Disposal Facility" shall mean the disposal facility or facilities that comply with the applicable laws and regulations.

4. TRADE SECRETS, CONFIDENTIALITY AND PUBLICITY

        4.1 CP Kelco shall not publish, disclose or use for any purpose other than as contemplated by this Agreement any and all information disclosed to or developed by CP Kelco and its predecessor companies or affiliates in connection with (i) this Agreement; (ii) that certain Agreement between OmegaTech and Merck & Co., Inc. dated September 15, 1993, and all amendments thereto (collectively the “License Agreement”); (iii) that certain Agreement between Monsanto Company and Hercules dated September 28, 2000; and (iv) any other agreements between CP Kelco and its predecessor companies or affiliates pertaining to production of fermentation DHA for Monsanto and/or OmegaTech (collectively “Information”). This obligation of nondisclosure shall not apply to the following: (i) Information at or after such time that it is or becomes publicly available through no fault of CP Kelco; (ii) Information that was already independently known to CP Kelco or its predecessor companies prior to September 15, 1993; (iii) Information that is disclosed to CP Kelco by a third party with the legal right to do so apart from rights contained in the foregoing agreements; and (iv) Information required to be disclosed pursuant to judicial process, court order or administrative request, provided that CP Kelco shall so notify OmegaTech sufficiently prior to disclosing such Information as to permit OmegaTech to seek a protective order. CP Kelco’s obligations under this Section 4 shall survive and continue after the termination of this Agreement for a period of fifteen (15) years.

        It is understood that Information (and improvements and modifications thereto) may be used by OmegaTech to establish additional biomass product suppliers.

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

        4.2 CP Kelco agrees to transfer any and all Information, and improvements and modifications to Information, to OmegaTech in its possession. It is understood that CP Kelco may only use Information to manufacture Products for OmegaTech, pursuant to this Agreement.

        4.3 OmegaTech shall own Information in existence on the Effective Date.

        4.4 CP Kelco shall own all the know how and trade secrets it makes solely and which does not rely on Information and improvements and modifications to said Information. Improvements and modifications to Information made solely by OmegaTech will be owned by OmegaTech. Improvements and modifications to Information made jointly by OmegaTech and CP Kelco shall be made pursuant to Article 7 hereinbelow and the rights and obligations relating to said improvements and modifications to Information shall be the subject of negotiations between the parties if any development project is undertaken. Improvements and modifications to Information made by CP Kelco outside the provisions of Article 7 shall be owned by OmegaTech.

        4.5 CP Kelco hereby agrees to use Information and improvements and modifications to said Information solely for the purpose of performing its obligations under this Agreement.

        4.6 Neither party will use, or authorize others to use, the name, symbols or marks of the other party in any advertising or publicity material without the other party’s prior written approval.

5. COMPLIANCE WITH LAW; QUALITY OF THE PRODUCT

        5.1 CP Kelco hereby represents and warrants that:

                5.1.1 it shall perform its obligations hereunder in compliance with all applicable U.S. laws and regulations, including without limitation the Federal Food, Drug and Cosmetic Act (the "Act"), as amended from time to time, the U.S. Food and Drug Administration's ("FDA") applicable Good Manufacturing Practice ("GMP"), and any and all health, safety and environmental laws and regulations applicable to CP Kelco's operations and performance hereunder;

                5.1.2 all Products furnished to OmegaTech hereunder shall be in full compliance with the Specifications;

                5.1.3 the CP Kelco facility in which Products are manufactured will be operated utilizing basic procedures consistent with guidelines described in 21 CFR part 110, Current Good Manufacturing Practice in Manufacturing, Packing or Holding Human Food, to minimize Product adulteration and misbranding, within the capability constraints imposed by the existing equipment configuration. It is recognized by OmegaTech that the existing equipment configuration was not designed as a food GMP process, and accordingly does not allow complete compliance with all of the standards described in 21 CFR part 110.

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

                5.1.4 no Products constituting or being a part of any shipment hereunder shall at the time of any such shipment be:

                5.1.4.1 adulterated or misbranded within the meaning of the Act, or regulations promulgated thereunder, as such law or regulation is constituted and in effect at the time of any such shipment, or

                5.1.4.2 an article which may not, under the provisions of Sections 404, 505 or 512 of the Act, be introduced into interstate commerce;

                5.1.5 all Products furnished to OmegaTech shall be certified as being kosher and parve by the Orthodox Union;

                5.1.6 it has complied with, and during the term of this Agreement will continue to comply with, the laws, rules and regulations which affect the ability of CP Kelco to manufacture and package the Products in commercial quantities for use and sale worldwide;

                5.1.7 its manufacturing, laboratory and packaging facilities shall remain in compliance with cGMP at all times during the term of this Agreement to the extent applicable to the manufacture and packaging of the Products; and

                5.1.8 it owns or has the right to use all copyright, trademark, patents, and other intellectual property rights to the intellectual property which it shall use to perform its obligations hereunder.

        5.2 In the event that Products are delivered to OmegaTech by CP Kelco which are not in compliance with the warranties made in Section 5.1 then OmegaTech shall have all remedies against CP Kelco as are available under law and equity. Notwithstanding the foregoing, should OmegaTech seek as its remedy the replacement of any non-compliant Products, then CP Kelco shall deliver such replacement Products to OmegaTech as soon as reasonably practicable, but in no event more than sixty (60) days after the initial notification by OmegaTech.

6. AUDIT AND INSPECTION RIGHTS

        6.1 During the term of this Agreement and any extension thereof, twice per calendar year OmegaTech shall have the right, at its sole cost and expense, to send OmegaTech representatives to audit, inspect and observe the manufacture, packaging, storage, disposal and transportation of the Products, and all other materials directly related thereto or used in connection therewith, with reasonable notice during normal business hours. Such OmegaTech representatives shall have no responsibility for supervision of CP Kelco employees performing the manufacture, storage, packaging, disposal or transportation operations themselves. The audit and inspection rights set forth in this Section 6.1 are for the limited purpose of determining CP Kelco’s compliance with the terms of this Agreement. The limit on OmegaTech site visits of twice per calendar year would specifically not apply to OmegaTech representatives being on site at CP Kelco for the purpose of witnessing the execution of Development Projects that are accepted by CP Kelco under the terms described in Section 7.

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

        6.2 CP Kelco shall make available to OmegaTech all records and reports relating to the manufacture, storage, packaging, disposal and transportation of the Products, and all other materials related thereto or used in connection therewith, including without limitation those documents relating to analytical data, for OmegaTech’s review during normal business hours and upon reasonable prior notice, and OmegaTech shall have the right to copy these documents as required. Such copies shall be subject to the confidentiality provision of Article 4 or this Agreement.

        6.3 If, as a result of any such inspection, OmegaTech concludes that CP Kelco is not in compliance with any of its obligations hereunder, it shall so notify CP Kelco in writing, specifying such areas of noncompliance in reasonable detail. CP Kelco shall provide to OmegaTech a problem resolution plan within thirty (30) days of OmegaTech’s request. CP Kelco shall use reasonable efforts to remedy and/or provide an action plan with an actual time line for the problems identified within a reasonable, mutually agreed upon time frame.

        6.4 CP Kelco shall inform OmegaTech within twenty-four (24) hours of any notification to CP Kelco of any site visits to the plant by the FDA, state or federal regulatory agencies or any other governmental or regulatory agency, relating directly to the manufacture of the Products, and all other materials related thereto or used in connection therewith. . CP Kelco shall report in writing the results of the visit to OmegaTech within seven (7) days of the occurrence thereof. In the event that any such governmental or regulatory agency finds that the site is deficient or unsatisfactory in any respect, CP Kelco shall cure all deficiencies within such cure period as ordered by the government or regulatory agency. If all deficiencies are not cured within the required time frame, OmegaTech shall have the option to immediately terminate this Agreement.

7. DEVELOPMENT PROJECTS

        7.1 It is agreed that during the term of the agreement OmegaTech may request CP Kelco to undertake projects of a developmental nature. In advance of any development work being done by CP Kelco, OmegaTech will submit a written description of the project to CP Kelco. Upon receipt of the project description, CP Kelco will advise OmegaTech of its willingness to undertake the project and will provide a written estimate of the cost associated with that work. Based on CP Kelco’s response, OmegaTech will decide whether or not to proceed with the development work.

        7.2 CP Kelco will not be obligated to accept development projects under this agreement.

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

8. DISPUTE RESOLUTION

        8.1 Any dispute between the parties arising out of or related to this Agreement shall, in the first instance, be the subject of a meeting in Boulder, Colorado between the parties to negotiate a resolution of such dispute. The meeting shall be attended by individuals from each party who have decision-making authority with respect to the matter in question. In the event either party desires to have a mediator present, a mediator shall be appointed which is acceptable to both parties and the parties shall equally divide the cost of such mediator. Should the negotiations not lead to a settlement of the dispute within thirty (30) days of the date of the meeting or if the parties are unable to arrange such a meeting within thirty (30) days of one party requesting such a meeting, either party can initiate binding arbitration in accordance with the Rules of Arbitration and Conciliation of the International Chamber of Commerce. Arbitration of this contract shall take place in Boulder, Colorado and be based on Colorado law.

9. TERMINATION

        9.1 This Agreement shall automatically terminate prior to the term set forth in Paragraph 1.1 above in the event of any of the following:

                9.1.1 a material breach by a party which is not cured within thirty days after receipt of written notice from the nonbreaching party which sets forth the basis of the material breach and the nonbreaching party’s intent to terminate this Agreement due to the material breach; or

                9.1.2 initiation of any bankruptcy or insolvency proceeding by a party, liquidation or sale of substantially all the assets of a party, or dissolution of a party; or

                9.1.3 upon mutual written agreement with 30 days notice.

        9.2 In the event of termination, CP Kelco shall return all physical embodiments of Information (and all improvements and modifications thereto made by any party) and all copies thereof, whether authorized or unauthorized, within sixty (60) days. Sections 4 and 8 shall survive the termination of this Agreement.

10. MISCELLANEOUS

        10.1 All notices under or in connection with this Agreement shall be in writing and shall be deemed to have been given at the time delivered personally to the other party, or one business day following transmission by facsimile to the other party if receipt of such is confirmed by the other party, or ten business days following deposit in a United States post office or in the equivalent thereof for a foreign country by registered or certified mail, receipt requested, with postage fully prepaid, or one business day following deposit with an overnight delivery service, receipt requested, with fees prepaid, to the respective party at the following addresses, or at such other address as designated in writing by a party.

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

As to OmegaTech: Robert Driver OmegaTech, Inc. 4909 Nautilus Court N., Suite 208 Boulder, Colorado 80301 Telephone No. (303) 381-8100 Fax No. (303) 381-8181 E-mail Address: rdriver@omegadha.com	As to CP Kelco:

Walter G. Rakitsky
CP Kelco U.S. Inc.
8355 Aero Drive
San Diego, CA 92123
Telephone No. (858) 467-6645
Fax No.(858) 467-6440
E-mail Address: WALT.RAKITSKY@CPKELCO.COM

With a copy to:

CP Kelco U.S., Inc.
1313 N. Market Street
Wilmington, DE 19894-0001
Attention: VP, Intellectual Property

        10.2 This Agreement represents the entire understanding of the parties with respect to the subject matter hereof. This Agreement shall not be modified except by a written agreement signed by the parties hereto. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition of this Agreement. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof. This Agreement shall be construed by and enforced in accordance with the laws of Colorado. Except pursuant to the sale of substantially all of the business to which this Agreement relates, neither party may assign, cede or transfer any of its rights or obligations under this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

        10.3 Condition Precedent. It is a condition precedent to this Agreement that CP Kelco execute an Equipment Purchase Agreement with Pharmacia Corporation for the purchase of DHA process equipment located at the CP Kelco plant in San Diego. This Agreement shall not become effective until execution of the same. CP Kelco will undertake reasonable efforts to secure a fully executed Equipment Purchase Agreement with Pharmacia Corporation.

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

        IN WITNESS WHEREOF, each party hereto acknowledges that the representative named below has the authority to execute this Agreement on behalf of the respective party and has caused this Agreement to be duly executed on its behalf.

CP KELCO U.S., INC. By:_______________________________________ Name:_____________________________________ Title:_____________________________________ Date:_____________________________________	OMEGATECH, INC. By:_______________________________________ Name:_____________________________________ Title:_____________________________________ Date:_____________________________________

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Exhibit 1.

Product pricing

	For 1st * kg of Product Purchased	For Product purchased after intial * kg
1. For product purchased in 350 kg supersacks:
DHA Gold	*	*
Gold Value Fat	*	*
HUFA 3050	*	*
DHA INT	*	*
HUFA 2000 INT	*	*
2. For product purchased in 15 kg Kraft bags
DHA Gold	*	*
Gold Value Fat	*	*
HUFA 3050	*	*
HUFA 2050	*	*
4. For product purchased in 180 kg drums	*	*
DHA Crude Oil	Price to be negotiated

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Exhibit 2.

Product specifications

*

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.